EXHIBIT 10.43

BASE SALARIES FOR NAMED EXECUTIVE OFFICERS

The annual base salaries of the following individuals, who were executive officers of the Company during part or all of 2006 are as follows:

Michael E. Jalbert	$400,000
Jana Ahlfinger Bell	$217,560
R. Michael B. Gamble	$145,040
Robert C. Donohoo	$200,000
Andrew Massey	$134,000
Ellen O’Hara	$260,000
Massoud Safavi	$260,000
David Hart	$139,260
James Hoover	$140,000